Exhibit 3.3

CERTIFICATE OF FORMATION
OF
LANDBRIDGE CORPORATION

LandBridge Corporation (the “Corporation”), a for-profit corporation organized and existing under and by virtue of the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), does hereby certify:

1.
LandBridge Company LLC, a Delaware limited liability company (the “Delaware Company”), with its principal place of business at 5555 San Felipe Street, Suite 1200, Houston, TX 77056, was originally formed on September 27, 2023.
2.
The Delaware Company was converted into a corporation incorporated under the laws of the State of Texas under the name “LandBridge Corporation” on October 13, 2026, pursuant to a plan of conversion under which the Delaware Company converted to the Corporation.
Article I.

The name of the Corporation is LandBridge Corporation. The Corporation is a for-profit corporation.

Article II.

The Corporation was formed under a plan of conversion. The Corporation was formed previously in the State of Delaware on September 27, 2023, as LandBridge Company LLC, a limited liability company.

Article III.

The address of the initial registered office of the Corporation in the State of Texas is 1501 South MoPac Expressway, Suite 220, Austin, Texas 78746-7541, and the name of the registered agent at that address is Capitol Corporate Services, Inc. The initial mailing address of the Corporation is 5555 San Felipe Street, Suite 1200, Houston, TX 77056.

Article IV.

The purpose of the Corporation is to engage in any lawful business for which business corporations may be organized under the TBOC as it now exists or may hereafter be amended and supplemented. The duration of the Corporation is perpetual.

Article V.

The total number of shares of all classes of capital stock which the Corporation will have authority to issue is 900,000,000 shares, consisting of (i) 800,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of which 300,000,000 shares shall be a series designated as Class A Common Stock (“Class A Common Stock”) and 500,000,000 shares shall be a series designated as Class B Common Stock (“Class B Common Stock”) and (ii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Subject to the rights of any holders of Preferred Stock then outstanding, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of outstanding capital stock of the Corporation representing a majority of the voting power of all of the then outstanding capital stock of the

Corporation entitled to vote thereon, and, to the extent permitted by Section 21.364(d) of the TBOC, no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as set forth below. Notwithstanding anything to the contrary in this Article V, any issuance, redemption, repurchase, acquisition, subdivision, combination or similar transaction involving capital stock of the Corporation must be accompanied by a corresponding transaction with respect to the OpCo Units (as defined below) to the extent required by the OpCo LLC Agreement (as defined below).

A.
Common Stock.
1.
Equal Status; General. Except as otherwise provided herein, including in Sections A.3., A.5. and A.6. of this Article V, or as required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock are subject to, and qualified by, the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) and outstanding from time to time.
2.
Quorum; Voting. Except as otherwise provided by applicable law, this Certificate of Formation (this “Certificate of Formation” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended and/or restated from time to time) or the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the holders of outstanding capital stock of the Corporation representing a majority of the shares of outstanding capital stock of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting, except that, when specified business is to be voted on by a class or series of capital stock voting as a separate class, the holders of outstanding capital stock of the Corporation representing a majority of the outstanding shares of such class or series entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum of such class or series for the transaction of such business. Except as otherwise provided herein or as expressly required by a nonwaivable provision of the TBOC, at all meetings of shareholders and on all matters submitted to a vote of shareholders of the Corporation generally, (i) each holder of Class A Common Stock, as such, shall have one (1) vote per share of Class A Common Stock held of record by such holder, and (ii) each holder of Class B Common Stock, as such, shall have one (1) vote per share of Class B Common Stock held of record by such holder; provided, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Certificate of Designation (as defined below)) or pursuant to the TBOC. Subject to the other provisions of this Certificate of Formation, each holder of Class B Common Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws and applicable law, and shall be entitled to vote, together with the holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote. There shall be no cumulative voting. As authorized by Section 21.365 of the TBOC, unless otherwise stated in this Certificate of Formation, any action of the Corporation which, under the provisions of the TBOC or any other applicable law, is required to be authorized or approved by the affirmative vote of the holders of a specified portion of the shares entitled to vote which is in excess of the majority of all of the then outstanding shares of capital stock of the Corporation entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of capital stock of the Corporation representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Without limit the generality of the foregoing, the approval of (i) any “fundamental action” as defined in Section 21.364 of the TBOC or (ii) any “fundamental business transaction” as defined in Section 1.002 of the TBOC requires the affirmative vote of the holders of capital stock of the Corporation representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Except as otherwise expressly provided in this Certificate of Formation, and notwithstanding any provision of the TBOC, but as permitted by TBOC Section 21.365(b)(2), all classes or series of capital stock shall only be entitled to vote as together a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter for which the affirmative vote of the holders of a specified portion of the shares of a class or series is required by the TBOC, including in connection with any “fundamental action” as defined in Section 21.364 of the TBOC or a “fundamental business transaction” as defined in Section 1.002 of the TBOC. If, pursuant to the immediately preceding sentence, all classes or series of capital stock of the Corporation are only entitled to vote as a single class, and separate voting by class or series is not required, for the purpose of approving a matter, shares of a class or series of shares that do not otherwise have the right to vote under this Certificate of Formation shall be treated as having no votes in the vote as a single class on that matter, in accordance with TBOC Section 21.364(e-1); provided, that, if a class or series of shares is nevertheless entitled to vote as a class or series on any “fundamental action” as defined in Section 21.364 of the TBOC, then unless otherwise stated in this Certificate of Formation, the affirmative vote of the holders of outstanding capital stock representing a majority of the voting power of all of the then outstanding capital stock of the Corporation of such class or series shall be necessary to approve such “fundamental action”.
3.
Dividends. Subject to the preferential or other rights of any holders of any then-outstanding shares of Preferred Stock, the holders of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends (payable in cash, shares or otherwise), if any, as may be declared thereon by the Board in its discretion at any time and from time to time out of any assets of the Corporation legally available therefor in compliance with the TBOC. Dividends shall not be declared or paid on the Class B Common Stock unless (a) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into, or exchangeable or redeemable for, shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (b) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into, or exchangeable or redeemable for, shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable or redeemable for, shares of Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable or redeemable for, shares of Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable or redeemable for, shares of Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable or redeemable for, the same number of shares (or fraction thereof) on a share basis of the Class A Common Stock and Class B Common Stock, respectively).
4.
Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class of Common Stock are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership among the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification, and a corresponding number of OpCo Units are split, divided or combined in accordance with the OpCo LLC Agreement.
5.
Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of any Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its shareholders in proportion to the number of shares held by each such shareholder. The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary.
6.
Redemption of and Transfer Restrictions Applicable to Class B Common Stock
(b)
No Redemption of Class A Common Stock. The holders of Class A Common Stock shall not have any right to redeem shares of Class A Common Stock into shares of any other class of capital stock of the Corporation.
(c)
Optional Redemption of Class B Common Stock. At the option of the holder thereof, each share of Class B Common Stock shall be redeemable, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock on the terms and subject to the conditions set forth in the OpCo LLC Agreement. Each holder of Class B Common Stock who elects to redeem the same into shares of Class A Common Stock pursuant to the OpCo LLC Agreement shall surrender the certificate or certificates therefor (or, in the case of uncertificated shares, shall comply with such procedures as the Corporation or its transfer agent may reasonably require), duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to redeem the same and shall state therein the number of shares of Class B Common Stock (and the corresponding number of OpCo Units) being redeemed. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates (or, in the case of uncertificated shares, register such shares in book-entry form) for the number of shares of Class A Common Stock to which such holder is entitled upon such Redemption (as defined in the OpCo LLC Agreement). Such Redemption shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be redeemed (or compliance with such uncertificated share procedures), and the person entitled to receive the shares of Class A Common Stock issuable upon such Redemption shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a Redemption under this Article V.A.6(b) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Redemption may, at the option of the holder tendering shares of Class B Common Stock for Redemption, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon redemption of their Class B Common Stock shall not be deemed to have redeemed such shares of Class B Common Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.
(d)
Status of Redeemed Class B Common Stock. In the event any shares of Class B Common Stock shall be redeemed pursuant to this Article V.A.6, the shares of Class B Common Stock so redeemed shall be cancelled and shall not be reissuable by the Corporation.

(e)
Transfer of Class B Common Stock. Notwithstanding anything herein to the contrary, no shares of Class B Common Stock may be transferred unless a corresponding number of OpCo Units are transferred therewith in accordance with the OpCo LLC Agreement.
7.
Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the Redemption of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the Redemption of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the Redemption of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
8.
Definitions.
(b)
“OpCo” shall mean DBR Land Holdings LLC, a Delaware limited liability company or its applicable successors or assigns.
(c)
“OpCo LLC Agreement” shall mean the Amended and Restated Limited Liability Agreement of OpCo, as it may be amended, restated, supplemented and otherwise modified from time to time.
(d)
“OpCo Units” shall mean units representing limited liability company interests in OpCo.
B.
Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by applicable law.

In accordance with Section 21.155 of the TBOC, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to determine and fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each such series and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions adopted by the Board providing for the establishment and issuance of such series of Preferred Stock, all to the fullest extent now or hereafter permitted by the TBOC. The Board is also expressly authorized to increase or decrease (but not below the number of shares of such series issued as of the time of such decrease) the number of shares of any series of Preferred Stock established by the Board pursuant to Section 21.155 of the TBOC. Without limiting the generality of the foregoing, the resolution or resolutions providing for the designation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by applicable law and this Certificate of Formation (including any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”)). Except as otherwise required by applicable law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Formation (including any Certificate of Designation).

C.
Consent Rights.
1.
Definitions.
(b)
“Affiliates” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”).
(c)
“Change of Control” shall mean the first to occur of the following events: (a) the sale of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person (or group of Persons acting in concert), other than to (x) one or more Founding Shareholders or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Corporation or any of its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Corporation or any of its Affiliates (any Person described in the foregoing clauses (x) or (y), an “Affiliated Person”); (b) a sale of shares of the outstanding capital stock of the Corporation by either (x) the Corporation or (y) one or more Founding Shareholders to a Person (or group of Persons acting in concert), or a merger, consolidation or similar transaction involving the Corporation, in any case, that results in (x) more than fifty percent (50%) of the Voting Shares of the Corporation (or any resulting company after a merger, or the ultimate parent company thereof, as applicable) being held by a Person (or group of Persons acting in concert) that is not an Affiliated Person and (y) the Founding Shareholders ceasing to own at least forty percent (40%) of the Voting Shares of the Corporation (or any resulting Company after a merger, or the ultimate parent company thereof, as applicable); or (c) any event that results in the Founding Shareholders ceasing to hold the ability to elect a majority of the members of the Board.
(d)
“Consolidated Adjusted EBITDA” shall mean the Corporation’s and its consolidated Subsidiaries’ net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; and other extraordinary and/or non-recurring expenses deducted in calculating Adjusted EBITDA as publicly disclosed by the Corporation for the most recently completed fiscal period.
(e)
“Consolidated Net Tangible Assets” shall mean the total assets of the Corporation and its consolidated Subsidiaries as of the end of the most recent fiscal period for which a consolidated balance sheet is available, minus all current liabilities (excluding the current portion of any long-term debt) as reflected on such balance sheet, minus total goodwill and other intangible assets reflected on such balance sheet, all calculated on a consolidated basis in accordance with U.S. GAAP.
(f)
“Designated Director” shall mean any director who may be elected by the holders of any class or series of shares of capital stock of the Corporation specified in the designations, preferences, rights, powers, qualifications, limitations and restrictions for such class or series to the extent provided therein.
(g)
“Founding Shareholders” shall mean (i) LandBridge Holdings LLC (“LBH”) and (ii) any transferee of Common Stock from LBH provided such transferee (I) is an Affiliate of LBH or (II) is party to an agreement with the Corporation, LBH or an Affiliate thereof with respect to the voting of such Common Stock.
(h)
“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(i)
“Sponsor Group” shall mean (i) LBH and its Affiliates, including Five Point Infrastructure LLC and its Affiliates and (ii) any other person that is party to an agreement with the Corporation, LBH or an Affiliate thereof with respect to the voting of the Common Stock.
(j)
“Subsidiary” shall mean, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person. For the avoidance of doubt, OpCo and its Subsidiaries shall be deemed to be Subsidiaries of the Corporation.
(k)
“Voting Shares” shall mean the Class A Common Stock, the Class B Common Stock and any other class or series of capital stock issued after the date of this Certificate of Formation that entitles the holder of such shares of capital stock to vote in the election of directors (other than a Designated Director), voting together as a single class.
2.
So long as the Founding Shareholders collectively, directly or indirectly, own at least forty percent (40%) of the outstanding Voting Shares, the Corporation shall not take, and shall take all necessary action to cause each of its Subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions (or enter into an agreement to take any such action) without the prior consent of the majority of the Founding Shareholders, which consent may be withheld in its sole discretion, in addition to any required approval of the Board (or, as applicable, the approval of the requisite governing body of any Subsidiary of the Corporation or any requisite statutory vote):
(b)
terminating the Chief Executive Officer of the Corporation and/or hiring or appointing his or her successor;
(c)
removing the Chairman of the Board and/or appointing his or her successor;
(d)
increasing or decreasing the size of the Board or any committee of the Board or taking any such action with respect to the governing body of any of the Corporation’s Subsidiaries;
(e)
agreeing to or entering into any transaction that, if consummated, would constitute a Change of Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change of Control;
(f)
incurring debt for borrowed money (or liens securing such debt) in an amount that would result in outstanding debt for borrowed money that exceeds the Corporation’s Consolidated Adjusted EBITDA for the four quarter period immediately prior to the proposed date of incurrence of such debt by 4.00 to 1.00;
(g)
authorizing, creating (by way of reclassification, merger, consolidation or otherwise) or issuing any equity securities of the Corporation (other than (x) pursuant to any equity compensation plan approved by the Board or a committee thereof or (y) intra-company issuances among the Corporation and/or its Subsidiaries);
(h)
making any voluntary election to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing or any determination not to oppose such action or proceeding commenced by a third party;

(i)
selling, transferring or disposing of assets outside the ordinary course of business in a transaction or series of transactions with a fair market value in excess of two percent (2%) of the Corporation’s Consolidated Net Tangible Assets determined as of the end of the most recently completed fiscal period for which a consolidated balance sheet of the Corporation and its consolidated Subsidiaries is available; and
(j)
any amendment, modification or waiver of this Article V.C.
3.
So long as the Founding Shareholders collectively, directly or indirectly, own at least ten percent (10%) of the outstanding Voting Shares, the Corporation shall not, and shall take all necessary action to cause each of its Subsidiaries not to, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise) make (or enter into an agreement to make) any amendment, modification or waiver of this Certificate of Formation, the Bylaws or any other governing documents of the Corporation or any of its Subsidiaries that materially and adversely affects any member of the Sponsor Group or its rights under this Certificate of Formation, the Bylaws or any other governing documents of the Corporation or any of its Subsidiaries without the prior consent of LBH, which consent may be withheld in its sole discretion.

Nothing in this Article V.C, or the exercise of the rights contemplated hereby (including any grant or withholding of consent, as the case may be), shall be deemed to create or otherwise result in any duty (including any fiduciary duty), obligation or liability on the part of any member of the Sponsor Group, express or implied, in equity or otherwise. In addition, with respect to any director who is also a director, officer, employee or principal of any member of the Sponsor Group, no act or omission of such director, officer, employee or principal of any member of the Sponsor Group in his or her capacity as such shall (i) be deemed to be an act or omission of such individual in his or her capacity as a director or (ii) be deemed to create or otherwise result in any duty, obligation or liability on the part of such person in his or her capacity as a director, express or implied, in equity or otherwise.

Article VI.

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.
General Powers. The business and affairs of the Corporation will be managed by or under the direction of the Board.
B.
Number of Directors; Initial Directors; Election of Directors. The number of directors of the Corporation, subject to the rights of the holders of any series of Preferred Stock to elect directors, shall be fixed solely in the manner set forth in the Bylaws, but shall not be less than seven (7). Each director will be entitled to one vote on each matter presented to the Board.

The names and addresses of the directors constituting the initial Board are as follows:

Name	Address
1. David N. Capobianco	5555 San Felipe Street, Suite 1200, Houston, TX 77056
2. Matthew K. Morrow	5555 San Felipe Street, Suite 1200, Houston, TX 77056

3. Michael S. Sulton	5555 San Felipe Street, Suite 1200, Houston, TX 77056
4. Frank Bayouth	5555 San Felipe Street, Suite 1200, Houston, TX 77056
5. Kara Goodloe Harling	5555 San Felipe Street, Suite 1200, Houston, TX 77056
6. Ben Moore	5555 San Felipe Street, Suite 1200, Houston, TX 77056
7. Jason Long	5555 San Felipe Street, Suite 1200, Houston, TX 77056
8. Charles Watson	5555 San Felipe Street, Suite 1200, Houston, TX 77056
9. Ty Daul	5555 San Felipe Street, Suite 1200, Houston, TX 77056
10. Valerie P. Chase	5555 San Felipe Street, Suite 1200, Houston, TX 77056
11. Andrea Nicolás	5555 San Felipe Street, Suite 1200, Houston, TX 77056
C.
Term, Removal and Resignation.
1.
Until the first date on which the Founding Shareholders no longer collectively beneficially own or control the voting of more than forty percent (40%) of the Voting Shares (the “Trigger Event”), the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall consist of a single class, with the initial term of office to expire at the next annual meeting of shareholders following the date hereof, and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Prior to the Trigger Event, at each annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of shareholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.
2.
On and after the Trigger Event, other than those who may be elected by the holders of any series of Preferred Stock, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of shareholders following the Trigger Event, the initial term of office of the second class to expire at the second annual meeting of shareholders following the Trigger Event, and the initial term of office of the third class to expire at the third annual meeting of shareholders following the Trigger Event, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Following such initial term, each director shall serve for a term ending on the third annual meeting following the annual meeting of shareholders at which such director was elected. LBH shall assign members of the Board, other than those who may be elected by the holders of any series of Preferred Stock, to such classes at the time such classification becomes effective. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the death, resignation or removal from office of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
3.
Prior to the Trigger Event, subject to the rights of the holders of any series of Preferred Stock, if any, to elect and/or remove directors, any director may be removed from time to time and at any time, either with or without cause, at a meeting called for that purpose, by a vote of the holders of a majority of the shares entitled to vote at an election of the director or directors.
4.
On and after the Trigger Event, subject to the rights of the holders of any series of Preferred Stock, if any, to elect and/or remove directors and except as otherwise provided in this Certificate of Formation, any director may be removed only for cause, upon the affirmative vote of the holders of at least two-thirds (66-2/3%) of the voting power of the outstanding capital stock of the Corporation, voting together as a single class and acting at a meeting of shareholders in accordance with this Certificate of Formation. Except as otherwise provided by applicable law, “cause” for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (1) has been convicted of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (2) has been found to have been grossly negligent in the performance of his or her duties to the Corporation in any matter of substantial importance to the Corporation by (a) the affirmative vote of at least eighty percent (80%) of the disinterested directors then in office at any meeting of the Board called for that purpose or (b) a court of competent jurisdiction; or (3) has been adjudicated by a court of competent jurisdiction to be mentally incompetent. Notwithstanding the foregoing, in the event that LBH provides notice to the Corporation to remove a director designated by LBH, the Corporation shall take all necessary action to cause such removal, to the extent permitted by applicable law.
5.
Any director may resign at any time by giving notice of such director’s resignation in writing to the Corporation. Any such resignation shall take effect at the time specified therein. Unless otherwise specified therein, the Corporation’s acceptance of such resignation shall not be necessary to make such resignation effective. The vacancy in the Board caused by any such resignation shall be filled by the Board as provided in Section VI.D.
D.
Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect directors, and except as otherwise provided in the TBOC, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by (i) the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or (ii) the affirmative vote of the holders of the outstanding capital stock representing a majority of the voting power of all of the then outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, at an annual or special meeting of shareholders called for that purpose. Any director elected to fill a newly created directorship or vacancy in accordance with this Section VI.D shall hold office until the same date as the date on which the term of the other directors of his or her class shall end, or in the case of a newly created directorship the class designated by the Board, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.
Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect directors, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Formation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Section VI.E, during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect additional directors, the number of directors to be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section VI.B, and the total number of directors constituting the entire Board shall be automatically increased by such number of directors to be elected by the holders of any such series of Preferred Stock and each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of this Certificate of Formation (including any Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Article VII.
A.
Limitation of Personal Liability. To the fullest extent permitted by the TBOC, directors and officers of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer, except for liability for (i) any breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of applicable law, (iii) any transaction from which such person derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute. If the TBOC is amended hereafter to authorize the further limitation of the personal liability of directors or officers, then the limitation on personal liability provided in this Article VII will, without the necessity of further action by the Corporation or the Board, be modified to provide such limitation to the fullest extent permitted by the TBOC as so amended.
B.
Indemnification. To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended, substituted, or replaced, the Corporation is authorized to indemnify, and provide advancement of expenses to, its directors, officers, employees and agents (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise.
C.
Amendments to Article VII. Any amendment, repeal or modification of the foregoing provisions of this Article VII or adoption of any other provision of this Certificate of Formation inconsistent with this Article VII will, unless otherwise required by the TBOC, not adversely affect any right or protection of a director, officer, employee, agent, or other person existing at the time of, or increase the liability of any director, officer, employee, agent or other person of the Corporation with respect to, any acts or omissions of such director, officer, employee, agent or other person occurring prior to, such amendment, repeal or modification.
Article VIII.
A.
Ownership Requirement for Derivative Proceedings. The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. During any time that the Corporation has any series of Common Stock listed on a national securities exchange (as defined in

Section 1.002(55-a) of the TBOC) or has 500 or more shareholders, no shareholder (as defined in Section 21.551(2) of the TBOC) of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless such shareholder, at the time the derivative proceeding is instituted, holds at least three percent (3%) of the outstanding shares of Common Stock. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section VIII.A.
B.
Ownership Requirement for Shareholder Proposals. The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC, including the requirement that to submit a proposal on a matter to the shareholders for approval at a meeting of shareholders, a shareholder or group of shareholders must (in addition to the other requirements of this Certificate of Formation and the Bylaws) (i) hold an amount of voting shares (as defined in Section 21.373 of the TBOC) of the Corporation, determined as of the date of submission of the proposal, equal to the greater of at least: $1,000,000 in market value or three percent (3%) of the Corporation’s voting shares (as defined above); (ii) hold the shares described by clause (i) for a continuous period of at least six months before the date of the meeting and throughout the entire duration of the meeting and (iii) solicit the holders of shares representing at least sixty-seven percent (67%) of the voting power of shares entitled to vote on the proposal (provided that the foregoing clauses (i) through (iii) do not apply to director nominations and procedural resolutions that are ancillary to the conduct of the meeting to the extent provided for by the TBOC), during any time that (i) the Corporation’s principal office is located in the State of Texas or (ii) the Corporation is admitted to listing on a stock exchange that (A) has its principal office in the State of Texas and (B) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section VIII.B.
Article IX.
A.
Shareholder Meetings. Meetings of shareholders may be held within or without the State of Texas, as the Bylaws may provide. To the extent permitted by the TBOC, the books of the Corporation may be kept outside the State of Texas at such place or places as may be designated from time to time by the Board or in the Bylaws.
B.
Consent of Shareholders in Lieu of Meeting. Prior to the Trigger Event, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by holders of such outstanding shares of capital stock of the Corporation having at least the minimum number of votes that would be necessary to authorize or take the action that is the subject of the consent at a meeting in which each shareholder is present and votes. After the Trigger Event, any action required or permitted to be taken by the shareholders at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of outstanding shares of capital Stock of the Corporation entitled to vote on such action; provided that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation. Any such action taken by written consent pursuant to this Section IX.B shall be delivered to the Corporation at its principal office.
C.
Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the shareholders of the Corporation may be called, for any purpose or purposes, at any time only by the Chief Executive Officer, or if there is no Chief Executive

Officer, the President of the Corporation, in each case to the extent he or she is in good standing with the Board and as required by the TBOC, the Board pursuant to a resolution adopted by a majority of the Board or the Secretary of the Corporation at the request of the holders of at least fifty percent (50%) (or the highest percentage permitted under the TBOC) of all then outstanding shares of capital stock of the Corporation entitled to vote at such special meeting made in accordance with the provisions and requirements of the Bylaws.
D.
Affiliated Business Combinations. The Corporation shall not be governed by Title 2, Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610) (“Subchapter M”), and the restrictions contained in Subchapter M shall not apply to the Corporation, until the first date on which LBH ceases to be an “affiliated shareholder” for purposes of Subchapter M. The Corporation shall thereafter be governed by Subchapter M if and for so long as Subchapter M by its terms shall apply to the Corporation, provided that, after such date, no member of the Sponsor Group shall be considered an “affiliated shareholder” or an “affiliate” or “associate” thereof for purposes of such provisions.
Article X.
A.
Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Texas Business Court in the Eleventh Business Court Division of the State of Texas (the “Business Court”) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any of the filing, adjudication and trial of: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or any other employee of the Corporation to the Corporation or the Corporation’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty, or aiding and abetting a breach of fiduciary duty; (iii) any action asserting a claim against the Corporation or any current or former director, officer, or other employee of the Corporation pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (in each case, as may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws; (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; (vi) any other action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court (each, an “Internal Dispute”). Any person or entity holding or purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to (A) the provisions of this Article X and (B) the personal jurisdiction and venue in the Business Court, the Federal Court (as defined below) and the Harris County Court (as defined below). Unless the Corporation consents in writing to the selection of an alternative forum, the Federal Court shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act (in each case, as may be amended from time to time).
B.
JURY TRIAL WAIVER. UNLESS THE CORPORATION CONSENTS IN WRITING TO A JURY TRIAL, THE CORPORATION AND EACH SHAREHOLDER, DIRECTOR, AND OFFICER OF THE CORPORATION IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CAUSE OF ACTION, CROSS-CLAIM, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND EACH SHAREHOLDER AGREES THAT SUCH SHAREHOLDER’S HOLDING OR ACQUISITION OF SHARES OF STOCK OF THE CORPORATION OR, TO THE EXTENT PERMITTED BY LAW, OPTIONS OR RIGHTS TO ACQUIRE SHARES OF STOCK OF THE

CORPORATION CONSTITUTES SUCH SHAREHOLDER’S INTENTIONAL AND KNOWING WAIVER OF ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH CLAIMS.
C.
Collective Proceedings. Internal Disputes subject to resolution under this Article X must be brought only as an individual action or derivative proceeding, and, to the fullest extent permitted by law, may not be brought as a class action, mass action, or other form of collective action, and may not be consolidated or joined, in whole or in part, consistent with the Texas Rules of Civil Procedure; provided that the Corporation at its sole option may elect to seek consolidation or joinder of matters as consistent with the Texas Rules of Civil Procedure.
D.
Arbitration.
1.
To the extent a court of competent jurisdiction determines in a final and unappealable judgment that an Internal Dispute is not subject to the sole and exclusive venue and forum or jurisdiction of the Business Court, then to the fullest extent permitted by law, this Article X.D shall apply to any such Internal Disputes that are not subject to the sole and exclusive venue and forum, or jurisdiction, of such courts (an “Other Dispute”).
2.
Other Disputes shall be exclusively and finally settled by arbitration under the Expedited Procedure Provisions of the Rules (the “Arbitration Rules”) of the International Chamber of Commerce (“ICC”), pursuant to Article 30 thereof, or as those rules may be periodically updated, irrespective of the amount in dispute.
3.
Arbitration pursuant to this Article X.D shall be governed by the Texas Arbitration Act. The governing law of any Other Dispute shall be the federal law of the United States or the law of the State of Texas, as applicable to the issues raised in the Other Dispute. The governing law expressly includes all requirements imposed by applicable law, including without limitation the pleading and discovery limitations of the Private Securities Litigation Reform Act.
4.
Other Disputes must be brought only as an individual action or a derivative proceeding (with derivative proceedings being separately subject to the requirements and limitations stated in Article VIII), and, to the fullest extent permitted by law, may not be brought as a class action, mass action, or other form of collective action, and may not be consolidated or joined, in whole or in part, consistent with the Arbitration Rules; provided that the Corporation at its sole option may elect to seek consolidation or joinder of matters as consistent with the Arbitration Rules.
5.
The tribunal shall consist of one arbitrator (if the claim is $5,000,000 or less) or three arbitrators (if the claim exceeds $5,000,000). If the arbitration is conducted by three arbitrators, within 30 days after delivery of the request for arbitration, one arbitrator shall be appointed by each of (i) the shareholder(s) and (ii) the Corporation. In the event a party fails to appoint an arbitrator within this time period, the ICC shall appoint such arbitrator. The two arbitrators appointed in accordance with the above provisions shall appoint the third arbitrator within 30 days of their appointment. If the first two appointed arbitrators fail to appoint a third arbitrator within this time period, the third arbitrator shall be appointed by the ICC. The third arbitrator shall serve as a chair of the tribunal.
6.
The place of arbitration shall be Houston, Texas.
7.
Except as provided below, the Corporation shall pay the fees of the ICC (including the initial administrative filing fee) and the arbitrator(s).

(b)
If more than three claims arising from the same or similar conduct, transaction, or occurrence are submitted to arbitration pursuant to this Article X.D within any three-year period, all but the first-filed claim shall be stayed pending final resolution of such first-filed claim. In such circumstance, the Corporation and each shareholder asserting such a claim shall bear equal shares of the ICC fees and arbitrator(s) fees. Provided, however, that if any shareholder party or parties are ultimately successful on all of their claims, the Corporation shall reimburse the successful shareholder party or parties for the ICC fees and arbitrator(s) fees paid by such shareholder party or parties in accordance with this Article X.D.7(a). Following resolution of the first-filed claim, the Corporation and each shareholder asserting a claim that was stayed shall negotiate in good faith to resolve their disputes with the benefit of the resolution of the first-filed claim. For purposes of this section, resolution of the first-filed claim shall mean either the date that a final, unappealable judgment is entered confirming or vacating any final award, or the effective date of any agreement to resolve such claim informally. If, despite such good faith negotiations, the Corporation and any such shareholder shall be unable to resolve their disputes, the arbitration initiated by such shareholder may proceed at the request of either party not less than 90 days after resolution of the first-filed claim.
(c)
If more than three claims are submitted by the same shareholder(s) within any three-year period pursuant to this Article X.D.7, then the Corporation shall pay the ICC fees and arbitrator(s) fees associated with the first three claims only. Provided, however, that if any shareholder party or parties are ultimately successful on all of their claims, the Corporation shall reimburse the successful shareholder party or parties for the ICC fees and arbitrator(s) fees paid by such shareholder party or parties in accordance with this Article X.D.7(b).
(d)
If any claim submitted to arbitration pursuant to this Article X.D.7 is determined by the tribunal to be frivolous, without reasonable cause, or for an improper purpose such as bad faith or vexatious litigation, the Corporation shall be entitled to recover its reasonable attorney’s fees and costs incurred in defending against such claim, including any ICC fees and arbitrator(s) fees.
8.
The language of the arbitration shall be English.
9.
This Article constitutes an express agreement to arbitration by each shareholder, the Corporation, its directors, its officers and its controlling persons, and each underwriter of securities issued by the Corporation (if any). This Article X.D shall be treated as a written agreement to arbitrate all Other Disputes.
10.
Each person to whom this Article X.D applies hereby waives, to the fullest extent permitted by law, any right under the laws of any jurisdiction to apply to any court of law or other judicial authority to determine any preliminary point of law.
11.
The tribunal’s authority is subject to the same limits as the authority of a judge in a Texas court of law. The tribunal does not have authority to issue an award which (i) exceeds the tribunal’s authority under the Texas Arbitration Act; (ii) contains a reversible error of state or federal law, including as to the admissibility of evidence, or a clearly erroneous finding of fact; or (iii) applies a cause of action or provides a remedy not expressly provided for under applicable Texas or federal law. The tribunal’s application of the pleading and discovery limitations imposed by the Private Securities Litigation Reform Act is mandatory for applicable claims and shall not constitute a refusal to hear evidence pertinent and/or material to the controversy under Texas or federal law.
12.
In any arbitral hearing, the tribunal shall apply the Texas Rules of Evidence, the hearing shall be stenographically recorded, and the tribunal shall issue a reasoned decision, which will state the findings of fact and conclusions of law the tribunal relied upon to support the decision rendered.

13.
Pursuant to the Texas Arbitration Act, the scope of judicial review of the tribunal’s award pursuant to this Article X.D includes the ordinary grounds for vacatur, modification, and correction imposed by the Texas Civil Practice & Remedies Code §§ 171.088 and 171.091, and is expanded beyond what is otherwise available under the Texas Civil Practice & Remedies Code to include review of whether the award: (i) contains a reversible error of state or federal law, including as to the admissibility of evidence, or a clearly erroneous finding of fact; or (ii) applies a cause of action or provides a remedy not expressly provided for under applicable Texas or federal law. The tribunal’s award and the findings of fact and conclusions of law shall be reviewed by the Business Court, or other reviewing court as provided below in Article X.D.14, or any applicable court of appeals in the manner and to the same extent as an appeal from an order or judgment entered by a Texas court in a civil action.
14.
Any action seeking to confirm, vacate, modify, correct, or otherwise challenge the tribunal’s award shall be brought in the Business Court. To the extent a court of competent jurisdiction determines in a final and unappealable judgment that such action is not subject to the sole and exclusive venue and forum or jurisdiction of the Business Court, the sole and exclusive forum and venue for such action shall be the Federal Court, or if a court of competent jurisdiction determines in a final and unappealable judgment that the Federal Court lacks jurisdiction over any such Other Dispute, the sole and exclusive forum and venue for such Other Dispute shall be the Harris County Court. In any such action, the parties shall file all court filings under seal, to the fullest extent allowed by applicable law.
15.
Solely to the extent a court of competent jurisdiction determines in a final and unappealable judgment that this Article X.D is unenforceable either in whole or in part, the sole and exclusive forum and venue for such Other Disputes which are determined not to be subject to mandatory arbitration by reason of unenforceability shall be the United States District Court for the Southern District of Texas, Houston Division (the “Federal Court”), or if a court of competent jurisdiction determines in a final and unappealable judgment that the Federal Court lacks jurisdiction over any such Other Dispute, the sole and exclusive forum and venue for such Other Dispute shall be the state district court of Texas situated in Harris County (the “Harris County Court”).
Article XI.

The shareholders do not have statutory preemptive rights.

Article XII.
A.
Amendment of the Certificate of Formation. Subject to Section C.2. of Article V, the Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC, and all rights conferred upon shareholders herein are granted subject to this reservation; provided that, notwithstanding any other provision of this Certificate of Formation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by applicable law or by this Certificate of Formation, prior to the Trigger Event, the affirmative vote of the holders of outstanding capital stock of the Corporation representing at least a majority of the voting power of all of the then outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, and after the Trigger Event, the affirmative vote of the holders of outstanding capital stock of the Corporation representing at least two-thirds (66-2/3%) of the voting power of all of the then outstanding capital stock of the Corporation, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Formation.
B.
Amendment of Bylaws. Except as otherwise provided in this Certificate of Formation, in furtherance and not in limitation of the powers conferred upon it by the TBOC, the Board, subject to Section C.2. of Article V, is expressly authorized to adopt, amend, alter or repeal any or all of the Bylaws. The shareholders may not adopt, amend, alter or repeal the Bylaws unless such action is approved, in addition to any other vote required by this Certificate of Formation, (i) prior to the Trigger Event, by the affirmative vote of the holders of outstanding capital stock of the Corporation representing at least a majority of the voting power of all of the then outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class and (ii) from and after the Trigger Event, by the affirmative vote of the holders of outstanding capital stock of the Corporation representing at least two-thirds (66-2/3%) of the voting power of all of the then outstanding capital stock of the Corporation, voting together as a single class.
C.
Severability. If any provision or provisions of this Certificate of Formation, including, without limitation, Article X, is held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby and (ii) the provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.
Article XIII.

The right to a jury trial concerning any “internal entity claim” as that term is defined in Section 2.115 of the TBOC, to the fullest extent permitted by the TBOC and applicable law, shall be waived. Without limiting the foregoing, to the fullest extent permitted by the TBOC and applicable law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Article XIV.
A.
In anticipation that the Corporation and the Sponsor Group may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Sponsor Group (including service of officers and/or directors of the Sponsor Group as officers and/or directors of the Corporation), the provisions of this Article XIV are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Sponsor Group and its and their officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.
B.
No contract, agreement, arrangement or transaction between the Corporation or any of its Subsidiaries, on the one hand, and a member of the Sponsor Group, any officer or director of a member of the Sponsor Group, any officer or director of the Corporation, or any of their respective Affiliates (each an “Unrestricted Party”), on the other hand, shall be void or voidable solely for the reason that any

Unrestricted Party is a party thereto, and each Unrestricted Party: (i) shall be deemed to have fully satisfied and fulfilled any duties to the Corporation and its shareholders with respect thereto; (ii) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of, or approval of, any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its shareholders and not to have received an improper personal gain therefrom, in each case to the fullest extent permitted by applicable law, if in each case the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even if such majority comprises less than a quorum of the Board or such committee. Directors and/or officers of the Corporation who are also directors and/or officers of such member of the Sponsor Group may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract, agreement, arrangement or transaction.
C.
Each Unrestricted Party shall have the right to, and shall have no duty not to (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation and (iii) employ or otherwise engage any officer or employee of the Corporation, and the Corporation hereby renounces any interest or expectancy in any such activities and shall not be deemed to have an interest or expectancy in any such activities merely because the Corporation engages in the same or similar activities or otherwise. To the fullest extent permitted by applicable law, no Unrestricted Party (except as provided in Section XIV.D) shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any such activities of such Unrestricted Party or of such person’s participation therein. Subject to the provisions of Section XIV.D, in the event that an Unrestricted Party acquires knowledge of a potential transaction or matter which may be a corporate opportunity for such Unrestricted Party, on the one hand, and the Corporation, on the other hand, such Unrestricted Party shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by applicable law, hereby renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation. Subject to the provisions of Section XIV.D, no Unrestricted Party shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that such Unrestricted Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation.
D.
To the fullest extent permitted by applicable law, in the event that any Unrestricted Party acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, on the one hand, and an Unrestricted Party, on the other hand, such Unrestricted Party (i) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its shareholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the fact that an Unrestricted Party pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article VII hereof and the other provisions of this Certificate of Formation, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its shareholders or to have received an improper personal gain therefrom for the purposes of Article VII hereof and the other provisions of this Certificate of Formation, unless the Corporation establishes by a preponderance of the evidence that such Unrestricted Party engaged in such transaction or matter by using confidential information of the Corporation. The term “confidential information” does not include any information that (a) at the time of disclosure, is available to the public, other than as a result of a disclosure by an Unrestricted Party in breach of a duty or obligation of confidentiality, (b) is already in the possession of an Unrestricted Party or becomes available thereto on a non-confidential basis from a source other than the Corporation (provided that such source is not, to such person’s knowledge, bound by a contractual, legal or fiduciary obligation of confidentiality to the Corporation with respect to such information) or (c) has been or was independently developed by an Unrestricted Party.

The provisions of this Section XIV.D are not intended to be an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with this Certificate of Formation and applicable law.

E.
For purposes of this Article XIV, (i) “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests, limited liability company interests or similar ownership interests and (ii) references to affiliates of the Sponsor Group shall be deemed to exclude the Corporation.
F.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock, or options or rights to acquire any such shares of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Article XIV.
G.
Neither the alteration, amendment, termination or repeal of this Article XIV nor the adoption of any provision inconsistent with this Article XIV shall eliminate or reduce the effect of this Article XIV in respect of any matter, transaction or agreement, or the performance thereof originating or occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption.

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